Rose Saxton
Administrative Assistant
says Holiday Greetings
to all our investors

As the year closes, we are even more excited about the future of SIBE because the overall outlook for renewable fuels is brighter than ever.

The Kiplinger Agricultural Letter reports that:
     • Biofuel use will increase 7% to 9% annually until 2030.
     • Congress will likely target three billion gallons of biodiesel production by 2012.
     • Biofuel mandates and incentives are being implemented by at least eight states.
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We at SIBE believe we are in a position to move forward with our project as anticipated because we have:
     • Continued to raise subscriptions and pledges
     • A guaranteed build-date with REG for the second quarter of 2007 pending no unforeseen delays
     • A timeline for production in mid-2008
* * *
We are working hard to raise the remaining equity through:
     • A major mailing of letters to likely investors
     • Contacts with possible major investors and groups
     • Ongoing discussions with railroad officials

IMPORTANT NOTICES TO INVESTORS: SIBE has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SIBE has filed with the SEC for more complete information about SIBE and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov . Alternatively, SIBE will arrange to send you the prospectus if you request it by calling (641) 784-3510, e-mailing us at info@sibebiodiesel.com or by visiting our website at www.sibebiodiesel.com.